Exhibit d10

BRINKER CAPITAL DESTINATIONS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of the 24th day of September, 2020, between Brinker Capital Investments, LLC, a limited liability company organized and existing under the laws of the State of Nebraska (the “Adviser”), and Federated Equity Management Company of Pennsylvania (the “Sub-Adviser”), a Delaware statutory trust organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of September 24, 2020 (the “Advisory Agreement”) with Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series Trust having two or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, Brinker Capital, Inc., the predecessor to the Adviser, previously entered into a sub-advisory agreement with the Sub-Adviser originally dated as of January 18, 2017 to assist it in the provision of a continuous investment program for one or more Funds, and the Adviser, having undergone a corporate transaction that has resulted in a change in control, now wishes to continue to retain the services of the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund(s) listed on Schedule A which the Adviser may from time to time assign to the Sub-Adviser (the “Allocated Assets”) and the Sub-Adviser is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. The Adviser hereby: (A) appoints the Sub-Adviser to act as a sub-adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement, and (B) delegates to the Sub-Adviser the authority vested in the Adviser pursuant to the Advisory Agreement to the extent necessary to enable the Sub-Adviser to perform its services and other obligations under this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE SUB-ADVISER.

A. INVESTMENT ADVISORY SERVICES. The Adviser hereby authorizes the Sub-Adviser, in its discretion and without prior consultation with the Adviser or the Trust’s Board of Trustees (the “Board”), to manage the investments of the Allocated Assets on a discretionary basis and in accordance with: (i) the requirements of the 1940 Act, and the rules and regulations thereunder applicable to the Fund; (ii) the requirements of the Advisers Act, and the rules and regulations thereunder applicable to the Sub-Adviser; (iii) the Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Registration Statement”), and (iv) the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). Subject to and in accordance with the provisions of this Agreement, the Adviser authorizes Sub-Adviser to, and the Sub-Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Adviser agrees to deliver to the Sub-Adviser any amendments or supplements to any of the above mentioned documents prior to the effectiveness thereof (or as soon as reasonably practicable thereafter) and the Trust and the Adviser agree that the Sub-Adviser shall be afforded a reasonable amount of time to implement any change in such documents or in applicable law, rule or regulation. The Adviser acknowledges that the Sub-Adviser reserves the right to terminate its engagement hereunder upon written notice in the event the Sub-Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with the Fund’s investment objective, policies and restrictions as provided therein.

B. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Agreement and Declaration of Trust dated October 12, 2016, as amended from time to time (the “Declaration of Trust”), the Registration Statement, the Sub-Adviser’s policies and procedures designed to comply with Rule 38a-1 promulgated under the 1940 Act, and with reasonable, mutually acceptable, written instructions and directions of the Board and the Adviser. The Sub-Adviser hereby agrees to:

(i)        regularly report to the Board and the Adviser (in such form and frequency as the Adviser and the Sub-Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Registration Statement, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)       upon reasonable request, where security prices are not readily available, consult with the Adviser or its designated agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)      upon reasonable request, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, as necessary to comply with applicable law or the Adviser’s or Board’s fiduciary obligations reasonable information, records and supporting documentation about the composite of accounts and the portfolios the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Allocated Assets; and

(iv)      upon reasonable request, review schedules of the Allocated Assets periodically provided to the Sub-Adviser by the Adviser and promptly confirm to the Adviser the concurrence of the Sub-Adviser’s records with such schedules.

Notwithstanding the foregoing, the Adviser acknowledges and agrees, on behalf of itself, the Fund(s) and the Trust, that the Sub-Adviser is not a pricing agent and is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Fund(s) (including the Allocated Assets), and that in addition to any pricing information provided by the Sub-Adviser in response to a reasonable request of the Adviser, the Adviser and the Board will rely on one or more pricing agents chosen by the Board for prices of the securities and other assets of the Fund(s) (including the Allocated Assets), for any purposes.

C. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as otherwise provided in paragraph D below. All other expenses to be incurred in the operation of the Fund will be borne by the Trust, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses, including expenses incurred in connection with litigation, proceedings, and claims against the Fund or the Trust and the legal obligations of the Fund or the Trust to indemnify its officers and trustees/directors and agents with respect thereto. In no event shall Sub-Adviser have any obligation to pay or bear any expenses of the Adviser, the Fund(s) or the Trust, including the expenses of organizing, or continuing the existence of, the Adviser, the Fund(s) or the Trust. The Adviser agrees to promptly reimburse the Sub-Adviser for any such expense to the extent advanced by the Sub-Adviser.

D. BROKERAGE. The Sub-Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets, which may include brokers and dealers that are affiliated with the Sub-Adviser. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of the Fund, the Sub-Adviser will use its best efforts to obtain best execution in accordance with the 1940 Act, the Advisers Act and the rules and regulations thereunder, and the Sub-Adviser’s applicable policies and procedures as in effect from time to time. In addition, the Sub-Adviser may also consider the reliability, integrity, financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis.

In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The Sub-Adviser may also consider other factors that the Sub-Adviser deems appropriate and consistent with the Sub-Adviser’s policies and procedures as in effect from time to time.

Except as permitted by Rule 17a-10 under the 1940 Act, the Sub-Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Adviser or with any other adviser to each Fund, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. The Sub-Adviser will provide the Adviser with a list of its affiliated broker-dealers, as such may be amended from time to time. The Adviser will provide to the Sub-Adviser a list of its affiliated broker-dealers and any broker-dealers affiliated with other sub-advisers of the Fund, as such may be amended from time to time. Except as otherwise set forth in this Agreement with respect to seeking best execution the Sub-Adviser shall have no liability for engaging in a principal transaction with respect to the Allocated Assets with any broker-dealer that is affiliated with the Adviser or with any other adviser to any Fund that is not set forth on the list at the time that the Sub-Adviser engaged in the principal transaction.

E. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Sub-Adviser, the Sub-Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold with purchase or sale orders of other clients of the Sub-Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be equitable and consistent with the 1940 Act, the Advisers Act and the rules and regulations thereunder, and the Sub-Adviser’s applicable policies and procedures as in effect from time to time. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets, and such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Allocated Assets of the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, the Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Allocated Assets.

G.SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement in accordance with applicable laws, rules or regulations, the Declaration of Trust, the Sub-Adviser’s policies, or written Instructions, the Sub-Adviser shall perform compliance testing with respect to the Allocated Assets based upon books and records with respect to the Allocated Assets in its possession and upon written instructions received from the Adviser or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such books and records. Specifically, the Sub-Adviser shall not be responsible for each Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to each Fund as a whole or for each Fund’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Adviser or Trust’s Administrator shall promptly provide the Sub-Adviser with copies of the Trust’s Declaration of Trust, Amended and Restated By-Laws, Registration Statement and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. The Sub-Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence the Sub-Adviser’s compliance with such Registration Statement, policies or procedures.

H. PROXY VOTING. The Adviser hereby authorizes the Sub-Adviser to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets in accordance with the Sub-Adviser’s proxy voting policies and procedures as in effect from time to time. The Adviser shall cause to be forwarded to the Sub-Adviser or its designee all proxy solicitation materials that the Adviser receives. The Sub-Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period. Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including those required by Form N-PX. The Sub-Adviser will also provide an annual certification, in a form mutually agreed between the Adviser and the Sub-Adviser, attesting, to the best of the Sub-Adviser’s knowledge, to the accuracy and completeness of such proxy voting records. Upon written notice to the Sub-Adviser, the Board may at any time withdraw the authority granted to the Sub Adviser pursuant to this Section 2.H to perform any or all of the proxy voting services contemplated hereby. The Adviser, on behalf of the Fund, shall be responsible for making any required Form N-PX filings.

I. USE OF NAMES.

(a)       The Sub-Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its or the Trust’s or Fund’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser or performance of sub-advisory services by the Sub-Adviser hereunder or which are required or requested by the SEC or a state securities commission. For the avoidance of doubt, the foregoing permits and authorizes the Sub-Adviser and its affiliates to include the name of the Adviser, the Trust or the Fund(s) on a representative client list and in any response to a request for information/proposal.

(b)      The Adviser shall not use the name, logo, insignia, or other identifying mark of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required or requested by the SEC or a state securities commission.

J. OTHER SUB-ADVISERS. With respect to any Fund, (i) the Sub-Adviser will not consult with any other adviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets, except to the extent permitted by and consistent with applicable law (including the 1940 Act and the rules and regulations thereunder); and (ii) the Sub-Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of such Fund.

K. FUND HOLDINGS. The Sub-Adviser will not disclose any list of securities held by the Fund, except in accordance with that Fund’s portfolio holdings disclosure policy, which shall have been provided in writing by the Trust or the Adviser to the Sub-Adviser.

3. DUTIES OF THE ADVISER. The Adviser agrees to provide the Sub-Adviser with (a) a written list of all affiliated persons of the Adviser, the Fund(s) and the Trust (and any affiliated person of such an affiliated person, including other advisers to any Fund), including any affiliated broker-dealers, and any updates thereto promptly after the Adviser becomes aware of the same, (b) any documents or instructions necessary for the Sub-Adviser to perform its obligations, and (c) any other information that the Sub-Adviser reasonably requests in order to perform its services, and comply with its obligations, under this Agreement. The Sub-Adviser shall have no liability in connection with any information regarding the Sub-Adviser or its business contained in any relevant filings or other materials, except to the extent provided by the Sub-Adviser or approved in advance by the Sub-Adviser.

4. COMPENSATION OF SUB-ADVISER. The Adviser will pay the Sub-Adviser in arrears, with respect to each Fund on Schedule A attached hereto, the compensation specified in Schedule A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as calculated in the Registration Statement. The Adviser will cause the monthly payment to be made to the Sub-Adviser on or about the same date upon which the Trust pays the Adviser its advisory fee, which the parties generally expect to occur between the seventh and tenth day following the end of the prior month. Compensation for any partial period shall be pro-rated based on the length of the period.

5. STANDARD OF CARE. The Sub-Adviser shall exercise its reasonable judgment as a fiduciary in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment, mistake of law, investment decision or other action or omission on the part of the Sub-Adviser, or for any loss suffered by the Trust, the Fund, the Adviser or any other person or entity in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement. Without limiting the foregoing, the Sub-Adviser shall not have any liability whatsoever for any investment losses incurred by a Fund, or arising from transactions by a Fund, prior to the date on which the Sub-Adviser assumes responsibility for the management of the Allocated Assets of such Fund. Nothing in this Agreement is intended, or shall be construed, as relieving the Adviser or the Sub-Adviser from any liability or obligation under any provision of the 1940 Act, the Advisers Act or other applicable state or federal securities law that may not be modified or waived by contract.

6. INDEMNIFICATION.

A. The Adviser agrees to indemnify and hold harmless the Sub-Adviser and its shareholders, controlling persons, trustees/directors, officers, and employees, from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided however that the Adviser will not indemnify the Sub-Adviser for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement. To the extent that Adviser authorizes Sub-Adviser to respond to, prosecute or otherwise handle any claim, bankruptcy proceeding or other litigation relating to a portfolio security bought, held or sold for a Fund’s portfolio (each a “Portfolio Security Matter”), Adviser further agrees to indemnify Sub-Adviser for a pro rata portion of any attorney fees, court costs, or other fees or expenses suffered, paid or incurred by Sub-Adviser in connection with responding to, prosecuting or otherwise handling any Portfolio Security Matter.

B. Adviser, on behalf of itself, the Fund(s) and the Trust, is hereby expressly put on notice of any limitation of liability as set forth in the Declaration of Trust and Bylaws of the Sub-Adviser and agrees that the obligations assumed by the Sub-Adviser pursuant to this Agreement will be limited in any case to the Sub-Adviser and its assets and Adviser, the Trust, and the Fund(s) shall not seek satisfaction of any such obligation from the shareholders of the Sub-Adviser, the trustees of the Sub-Adviser, the Sub-Adviser’s officers, employees, agents, contractors or other representatives, or any of them.

C. The Sub-Adviser agrees to indemnify and hold harmless the Adviser and its shareholders, controlling persons, trustees/directors, officers, and employees, from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided however that the Sub-Adviser will not indemnify the Adviser for Losses resulting from the Adviser’s or the Trust’s or the Fund’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

7. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Allocated Assets are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

8. MAINTENANCE OF INSURANCE. Upon the Adviser’s reasonable request, the Sub-Adviser will promptly supply the Adviser with certificates of insurance setting forth its fidelity bond and errors and omissions coverages. The Sub-Adviser will provide notice to the Trust (i) of any material changes in its insurance policies or insurance coverage that are reasonably likely to affect its performance hereunder; or (ii) if any material claims are made on its insurance policies that are reasonably likely to affect its performance hereunder.

9. PRIVACY; CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party, including any information that is marked “Confidential” or that reasonably should be known to be confidential, and including the investment activities or holdings of the Fund(s) (other than as permitted pursuant to the Fund’s portfolio holdings disclosure policy) and the Sub-Adviser’s investment advice. Each party agrees to not use or disclose such information of the other party for any purpose other than the performance of its responsibilities and duties hereunder, unless the party who provided such information has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or permitted by applicable federal or state regulatory law, or disclosure is made to a third party that is subject to confidentiality obligations substantially similar, in all material respects, to the privacy and confidentiality obligations imposed under this Section 9. In the event disclosure is required pursuant to applicable law or other compulsory legal process as set forth above, the disclosing party will, to the extent reasonably practicable to do so under the circumstances then prevailing, provide prior written notice to the other party to allow such party an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the disclosing party reasonably believes the request for disclosure is pursuant to a routine regulatory examination. Nonpublic information shall not include information a party to this Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (iii) placed in public domain other than in contravention of this Agreement or any confidentiality obligation known to the party; or (iv) independently developed by the party without reference or reliance upon the nonpublic information.

10. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for an initial period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (x) the Board or (y) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time by the Adviser, by the Board, or by vote of holders of a majority of the Fund’s shares; or on 60 days’ written notice by the Sub-Adviser. This Agreement also will terminate automatically, without payment of any penalty, in the event of its assignment (as defined in the 1940 Act), or upon the termination of the Advisory Agreement. In the event of termination of this Agreement for any reason, Sub Adviser shall, promptly upon receiving notice of termination or a receipt acknowledging delivery of a notice of termination to Adviser, or such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to the Allocated Assets, except as expressly directed by Adviser, and except for the settlement of securities transactions already entered into for the account of a Fund with respect to the Allocated Assets. Termination of this Agreement shall not relieve Adviser or Sub-Adviser of any liability incurred hereunder. The provisions of Sections 2.C, 4, 5, 6, 9, 10 and 13.A of this Agreement shall survive termination for the applicable statute of limitations period.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS.

A. The Sub-Adviser represents, warrants, and agrees as follows:

(i)        The Sub-Adviser is a statutory trust, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Sub-Adviser: (1) is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws, rules or regulations of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business or the performance of its services and other obligations under this Agreement, and will continue to be so registered for so long as this Agreement remains in effect; (2) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (3) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (4) has the authority to enter into and perform the services contemplated by this Agreement; and (5) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Sub-Adviser Information”) and acknowledges that the Sub-Adviser Information is true and correct in all material respects, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Sub-Adviser further agrees to inform the Adviser and the Trust’s Administrator promptly if the Sub-Adviser Information ceases to be true and correct in any material respect, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

(ii)       This Agreement constitutes the legal, valid, and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, except to the extent such enforceability is limited by applicable bankruptcy, fraudulent conveyance and similar laws affecting creditor or counterparty rights generally, general principles of equity or public policy.

(iii)      The Sub-Adviser has adopted a written code of ethics as required by Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1 with respect to the services provided by the Sub-Adviser under this Agreement, which may include (1) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Allocated Assets and (2) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Allocated Assets, the Sub-Adviser agrees subject to confidentiality obligations (and unless prohibited under applicable law) to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

(iv)     The Sub-Adviser is in compliance, in all material respects, with the laws, rules or regulations applicable to the Sub-Adviser. Without limiting the foregoing, the Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 38a-1 of the 1940 Act, and Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the federal securities laws by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Allocated Assets. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser and the Sub-Adviser, attesting to such written policies and procedures.

(v)      The Sub-Adviser has provided the Adviser and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act.

(vi)     The Sub-Adviser confirms that to its knowledge, and in reliance upon the list of affiliates provided by the Adviser to the Sub-Adviser, the Sub-Adviser is not an affiliated person as defined in the 1940 Act of: (1) the Adviser; (2) Foreside, the distributor for the Trust; or (3) any trustee or officer of the Trust.

(vii)     Unless prohibited by applicable law, rule or regulation, the Sub-Adviser will promptly provide the Adviser with notice of: (1) an event that would constitute a change in control (as interpreted under the 1940 Act) of the Sub-Adviser, in accordance with Section 14.B below; (2) of any pending or overtly threatened audit, investigation, complaint, examination or other regulatory inquiry (other than routine or sweep regulatory examinations or inspections) relating to the Fund(s) and the services provided by the Sub-Adviser conducted by any state or federal governmental regulatory authority; and (3) if any of the representations, warranties or covenants in this Section 11.A shall be breached, or become inaccurate, in any material respect.

B. Adviser represents, warrants, and agrees as follows:

(i)        The Adviser is a business entity of the type indicated in the first paragraph of this Agreement, and is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation/organization. The Fund is a duly constituted series of the Trust, which is a business entity of the type indicated in the first recital paragraph to this Agreement, and is duly organized, validly existing, and in good standing under the laws of the Trust’s jurisdiction of incorporation/organization;

(ii)       The Adviser: (1) is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws, rules or regulations of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business or the performance of its services and other obligations under the Advisory Agreement and this Agreement, and will continue to be so registered for so long as this Agreement and the Advisory Agreement remain in effect; (2) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Advisory Agreement; (3) has met, and will continue to meet for so long as this Agreement or the Advisory Agreement remain in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement and the Advisory Agreement; (4) has the authority to enter into and perform the services contemplated by this Agreement and the Advisory Agreement; and (5) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. Neither the execution and delivery of this Agreement or the Advisory Agreement by the Adviser nor the performance of any of the Adviser’s services or other obligations under this Agreement or the Advisory Agreement will give any person or entity the right to prevent, delay, or otherwise interfere with the performance of such services or other obligations pursuant to: (w) any provision of Adviser’s Articles of Incorporation and Bylaws or the Declaration of Trust of the Trust; (x) any resolution adopted by the governing body (i.e., board of directors or trustees or general partner) or shareholders of the Adviser or the Board or shareholders of the Fund(s); (y) any law, rule, regulation or administrative or court order to which the Adviser or its assets, or the Fund(s) or the Trust, or the assets of the Fund(s) or the Trust, may be subject or bound; or (z) any material contract to which the Adviser, a Fund or the Trust is a party or by which Adviser or its assets, or the Fund(s) or the Trust, or the assets of the Fund(s) or the Trust, may be subject or bound. The Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Adviser Information”) and acknowledges that the Adviser Information is true and correct in all material respects, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Adviser further agrees to inform the Sub-Adviser promptly if the Adviser Information ceases to be true and correct in any material respect, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading;

(iii)      This Agreement and the Advisory Agreement each constitutes the legal, valid, and binding obligation of the Adviser, enforceable against the Adviser in accordance with their respective terms, except to the extent such enforceability is limited by applicable bankruptcy, fraudulent conveyance and similar laws affecting creditor or counterparty rights generally, general principles of equity or public policy;

(iv)      Except for the approval(s) of the Board and, as necessary, of the Fund’s shareholders as required by Section 15 of the 1940 Act (which approval(s) have previously been obtained and remain in full force and effect), The Adviser is not required to obtain any consent from any person or entity in connection with the execution and delivery of the Advisory Agreement or this Agreement, the performance of any of the Adviser’s services or other obligations under the Advisory Agreement or this Agreement or the appointment of the Adviser as investment adviser to the

Fund(s) as contemplated in the Advisory Agreement or of the Sub-Adviser as sub-adviser to the Fund(s) as contemplated in this Agreement;

(v)       Each of the Adviser, the Fund(s) and the Trust is in compliance, in all material respects, with the laws, rules or regulations applicable to the Adviser, the Fund(s) or the Trust. Without limiting the foregoing, each of the Adviser and the Board (with respect to the Fund(s) and the Trust) has adopted written policies and procedures reasonably designed to prevent violations of the federal securities laws as required under Rule 38a-1 promulgated under the 1940 Act or Rule 206(4)-7 under the Advisers Act, as applicable. Without limiting the foregoing, each of the Adviser and the Board (with respect to the Fund(s) and the Trust) has adopted a written code of ethics as required under Rule 17j-1 promulgated under the 1940 Act or Rule 204A-1 under the Advisers Act, as applicable;

(vi)      Unless prohibited by applicable law, rule or regulation, the Adviser will promptly provide the Sub-Adviser with notice of: (1) an event that would constitute a change in control (as interpreted under the 1940 Act) of the Adviser; (2) of any pending or overtly threatened audit, investigation, complaint, examination or other regulatory inquiry (other than routine or sweep regulatory examinations or inspections) relating to the Fund(s) and the services provided by the Sub-Adviser conducted by any state or federal governmental regulatory authority; and (3) if any of the representations, warranties or covenants in this Section 11.B shall be breached, or become inaccurate, in any material respect.

12. LIMITATION OF LIABILITY. The Adviser and the Sub-Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Sub-Adviser will notify the Adviser promptly after any change of control of the Sub-Adviser, as such term is defined in the Advisers Act. Delivery of the Sub-Adviser’s Disclosure Statement consisting of Part 2A of the Sub-Adviser’s Form ADV shall be deemed to satisfy this notification requirement. In addition, the Sub-Adviser will notify the Adviser of any material changes in the key portfolio manager(s) of the Allocated Assets or the Sub-Adviser’s Principal Executive Officer, Principal Financial Officer or Chief Compliance Officer as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assign,” “assignment,” “broker,” “investment adviser,” “federal securities laws,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or the Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Adviser shall be sent to:
Brinker Capital Investments, LLC
1055 Westlakes Drive
Berwyn, PA 19312
Fax: (610) 407-5407
Attention: Jason B. Moore

All notices to the Sub-Adviser shall be sent to:
Federated Equity Management Company of Pennsylvania
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn: George Polatas

G. Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person, including affiliates of the Sub-Adviser, it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Funds that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act without such agreement being approved by the Board. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement. The Sub-Adviser shall be responsible for any such person, including any losses to the Adviser, the Fund(s) or the Trust as a result of any action by such person. For all purposes of the Agreement, any action or omission of any such person shall be treated as though it was an action or omission of the Sub-Adviser itself. The Adviser hereby consents to: (i) the Sub-Adviser’s affiliate, Federated Advisory Services Company, providing certain research, quantitative analysis, equity trading, transaction settlement and certain support services to the Sub-Adviser pursuant to a services agreement with the Sub-Adviser; (ii) the Sub-Adviser’s retention of Glass Lewis & Co. as a proxy voting service (or another proxy voting service upon notice to the Adviser); and (iii) third-party vendors, third-party vendors that the Sub-Adviser ordinarily utilizes to provide support services (such as, for example, reconciliation services and Fund analysis) providing investment advisory services to the Allocated Assets in connection with the Sub-Adviser, provided that the Sub-Adviser provides information to such third-party vendors subject to confidentiality obligations as contemplated in Section 9 of the Agreement. To the extent that any services provided by Federated Advisory Services Company are advisory services, the approval of this Agreement as required under Section 15 of the 1940 Act shall be deemed to also constitute the approval of the Services Agreement between the Sub-Adviser and Federated Advisory Services Company as required under Section 15 of the 1940 Act. Upon request of the Adviser or the Trust, the Sub-Adviser will provide a copy of such Services Agreement to the Board for separate approval.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE ADVISER:

BRINKER CAPITAL INVESTMENTS

By:	/s/ Jason B. Moore

Name:Jason B. Moore
Title:Chief Solutions Officer

THE SUB-ADVISER:

FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA

By:	/s/ John B. Fisher
Name: John B. Fisher
Title: President & CEO

Schedule A

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Equity Income Fund	Strategic Value	[Redacted]

Schedule A